Exhibit 10.11

SRS LABS, INC.
2006 STOCK INCENTIVE PLAN

Restricted Share Unit Award Agreement

You are hereby awarded Restricted Share Units (the “RSUs”) subject to the terms and conditions set forth in this Restricted Share Unit Award Agreement (“Award Agreement”), and in the SRS Labs, Inc. 2006 Stock Incentive Plan (the “Plan”), which is attached as Exhibit A.  You should carefully review these documents, and consult with your personal financial advisor, in order to fully understand the implications of this Award Agreement, including your tax alternatives and their consequences.

By executing this Award Agreement, you agree to be bound by all of the Plan’s terms and conditions as if they had been set out verbatim below.  In addition, you recognize and agree that all determinations, interpretations, or other actions respecting the Plan and this Award Agreement will be made by the Board of Directors (the “Board”) of SRS Labs, Inc. (the “Company”), or any Committee appointed by the Board to administer the Plan, and shall (in the absence of manifest bad faith or fraud) be final, conclusive and binding upon all parties, including you, your heirs and representatives.  Capitalized terms are defined in the Plan or in this Award Agreement.

1.             Specific Terms.  Your RSUs have the following terms:

Name of Participant

Number of Restricted Share Units Subject to Award

Purchase Price per Share (if applicable)	Not applicable.

Award Date

Vesting	Vesting Date	Amount of Shares Vested on Vesting Date

Deferral Elections

☐ Allowed in accordance with Section 8(g) of the Plan, with the above vesting schedule to apply to the Deferred Share Units (“DSUs”) that are credited (but with 100% vesting for DSUs that are attributable to dividends on the underlying Shares. ☐ Not allowed.

2.             Accelerated Vesting; Change in Corporate Control.  To the extent you have not previously vested in your rights with respect to this Award, your Award will become –

☐                        % vested if your Continuous Service ends due to your death or “disability” within the meaning of Section 409A of the Code;

☐                        % vested if your Continuous Service ends due to your retirement at or after you have attained the age of        and completed at least        full years of Continuous Service;

☐                        % if your Continuous Service ends due to an Involuntary Termination that occurs within the twelve months following a Change in Control.

3.             Termination of Continuous Service.  This Award shall be canceled and become automatically null and void immediately after termination of your Continuous Service for any reason, but only to the extent you have not become vested, pursuant to the foregoing terms, on or at the time your Continuous Service ends.

4.             Satisfaction of Vesting Restrictions.  No Shares will be issued before you complete the requirements that are necessary for you to vest in the Shares underlying your RSUs.  As soon as practicable after the later of (i) the date on which your RSUs vest in whole or in part or (ii) the distribution date or dates set forth in your deferral election, the Company will issue to you or your duly-authorized transferee, free from vesting restrictions (but subject to such legends as the Company determines to be appropriate), one Share for each vested RSU or DSU, as the case may be.  Fractional shares will not be issued, and cash will be paid in lieu thereof.  Certificates shall not be delivered to you unless you have made arrangements satisfactory to the Committee to satisfy tax-withholding obligations.

5.             Investment Purposes. By executing this Award, you represent and warrant to the Company that any Shares issued to you pursuant to your RSUs will be for investment for your own account and not with a view to, for resale in connection with, or with an intent of participating directly or indirectly in, any distribution of such Shares within the meaning of the Securities Act of 1933, as amended.

6.             Dividends.  When Shares are issued to you or your duly-authorized transferee pursuant to the vesting of the Shares underlying your Restricted Share Units, you or your duly-authorized transferee shall also be entitled to receive, with respect to each Share issued, a number of Shares equal to the sum of (i) any stock dividends, which were declared and paid to the holders of Shares between the Grant Date and the date such Share is issued, and (ii) a number of Shares equal to the Shares that the Participant could have purchased at Fair Market Value on the payment date of any cash dividends for Shares if the Participant had received such cash dividends between its Grant Date and its settlement date.  To the extent that your Continuous Service ends before vesting of the shares, you will forfeit all dividends (whether paid in cash or in stock) attributable to all such shares.

7.             Section 83(b) Election Notice.  If you would like to make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to the Shares underlying your RSUs (a “Section 83(b) Election”), you must provide the Company with a written notice of your intention

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to make such an election within 10 days after your receipt of this Award.  After receiving written notice of your intention to make a Section 83(b) Election, the Committee may in its discretion convert your RSUs into Restricted Shares, on a one-for-one basis, in full satisfaction of this Award Agreement. Within 30 days following the issuance of Restricted Shares pursuant to such conversion, you may then make a Section 83(b) Election with respect to those Restricted Shares.  Exhibit B contains a suggested form of Section 83(b) Election. Upon making a Section 83(b) Election with respect to the those Restricted Shares, you agree to provide the Company with a copy of that Section 83(b) Election. Any Restricted Shares issued to you pursuant to this Section shall (i) bear such legends as the Company determines to be appropriate until all vesting restrictions lapse and certificates are issued to you pursuant to Section 4 of this Award and (ii) not be eligible for deferral pursuant to Section 1 above.

8.             Designation of Beneficiary.  Notwithstanding anything to the contrary contained herein or in the Plan, following the execution of this Award Agreement, you may expressly designate a beneficiary (the “Beneficiary”) to your interest, if any, in the this Award and any underlying Shares.  You shall designate the Beneficiary by completing and executing a designation of beneficiary agreement substantially in the form attached hereto as Exhibit C (the “Designation of Beneficiary”) and delivering an executed copy of the Designation of Beneficiary to the Company.

9.             Restrictions on Transfer of Award. Your rights under this Award Agreement may not be sold, pledged, or otherwise transferred without the prior written consent of the Committee.

10.           Conditions on Issuance of Shares; Transfer Restrictions.  Notwithstanding any other provision of the Plan or of this Award Agreement: (i) the Committee may condition your receipt of Shares on your execution of a shareholder agreement imposing terms  generally applicable to other similarly-situated employee-shareholders; and (ii) any Shares issued pursuant to this Award Agreement shall be non-transferable until the first day of the seventh month following the termination of your Continuous Service.

11.           Income Taxes and Deferred Compensation.  You are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with this Award (including any taxes arising under Section 409A of the Code), and the Company shall not have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes.  The Committee has the discretion to unilaterally modify this Award in a manner that (i) conforms with the requirements of Section 409A of the Code, (ii) that voids any election of yours to the extent it would violate Section 409A of the Code, and (iii) for any distribution election that would violate Section 409A of the Code, to make distributions pursuant to the Award at the earliest to occur of a distribution event that is allowable under Section 409A of the Code or any distribution event that is both allowable under Section 409A of the Code and is elected by you, subject to any valid second election to defer, provided that the Committee permits second elections to defer in accordance with Section 409A(a)(4)(C).  The Committee shall have the sole discretion to interpret the requirements of the Code, including Section 409A, for purposes of the Plan and this Award Agreement.

12.           Notices.  Any notice or communication required or permitted by any provision of this Award Agreement to be given to you shall be in writing and shall be delivered electronically,  personally, or sent by certified mail, return receipt requested, addressed to you at the last address

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that the Company had for you on its records.  Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices relating to this Award Agreement.  Any such notice shall be deemed to be given as of the date such notice is personally delivered or properly mailed.

13.           Binding Effect.  Except as otherwise provided in this Award Agreement or in the Plan, every covenant, term, and provision of this Award Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

14.           Modifications.  This Award Agreement may be modified or amended at any time, in accordance with Section 15 of the Plan and provided that you must consent in writing to any modification that adversely or materially affects your rights or obligations under this Award Agreement (with such an effect being presumed to arise from a modification that would trigger a violation of Section 409A of the Code).

15.           Headings.  Section and other headings contained in this Award Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Award Agreement or any provision hereof.

16.           Severability.  Every provision of this Award Agreement and of the Plan is intended to be severable.  If any term hereof is illegal or invalid for any reason, such illegality or invalidity shall not affect the validity or legality of the remaining terms of this Award Agreement.

17.           Counterparts.  This Award Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

18.           Plan Governs.  By signing this Award Agreement, you acknowledge that you have received a copy of the Plan and that your Award Agreement is subject to all the provisions contained in the Plan, the provisions of which are made a part of this Award Agreement and your Award is subject to all interpretations, amendments, rules and regulations which from time to time may be promulgated and adopted pursuant to the Plan.  In the event of a conflict between the provisions of this Award Agreement and those of the Plan, the provisions of the Plan shall control.

19.           Not a Contract of Employment.  By executing this Award Agreement you acknowledge and agree that (i) any person who is terminated before full vesting of an award, such as the one granted to you by this Award, could claim that he or she was terminated to preclude vesting; (ii) you promise never to make such a claim; (iii) nothing in this Award Agreement or the Plan confers on you any right to continue an employment, service or consulting relationship with the Company, nor shall it affect in any way your right or the rights of the Company, to terminate your employment, service, or consulting relationship at any time, with or without Cause; and (iv) the Company would not have granted this Award to you but for these acknowledgements and agreements.

20.           Governing Law.  The laws of the State of Delaware shall govern the validity of this Award Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto.

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BY YOUR SIGNATURE BELOW, along with the signature of the Company’s representative, you and the Company agree that the RSUs hereby awarded under and governed by the terms and conditions of this Award Agreement and the Plan.

SRS LABS, INC.

By:

Name:

Title:

PARTICIPANT

The undersigned Participant hereby accepts the terms of this Award and the Plan.

By:

Name of Participant:

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EXHIBIT A

SRS LABS, INC.
2006 STOCK INCENTIVE PLAN

Plan Document

EXHIBIT B

SRS LABS, INC.
2006 STOCK INCENTIVE PLAN

Section 83(b) Election Form

Attached is an Internal Revenue Code Section 83(b) Election Form.  IF YOU WISH TO MAKE A SECTION 83(B) ELECTION, YOU MUST  MAKE YOUR ELECTION WITHIN 30 DAYS FOLLOWING THE ISSUANCE OF THE RESTRICTED SHARES COVERED BY THE ELECTION.  In order to make the election, you must completely fill out the attached form and file one copy with the Internal Revenue Service office where you file your tax return.  In addition, one copy of the statement also must be submitted with your income tax return for the taxable year in which you make this election.  Finally, you also must submit a copy of the election form to the Company within 10 days after filing that election with the Internal Revenue Service.  A Section 83(b) election normally cannot be revoked.

SRS LABS, INC.
2006 STOCK INCENTIVE PLAN

Election to Include Value of Restricted Shares in Gross Income
in Year of Transfer Under Internal Revenue Code Section 83(b)

Pursuant to Section 83(b) of the Internal Revenue Code, I hereby elect within 30 days after receiving the property described herein to be taxed immediately on its value specified in item 5 below.

1.                                       My General Information:

Name:
Address:

S.S.N.
or T.I.N.:

2.                                       Description of the property with respect to which I am making this election:

                                           shares of                       stock of SRS Labs, Inc. (the “Restricted Shares”).

3.                                   The Restricted Shares were transferred to me on                                      , 20     .  This election relates to the 20        calendar taxable year.

4.                                   The Restricted Shares are subject to the following restrictions:

The Restricted Shares are forfeitable until they are earned in accordance with Section 1 of the SRS Labs, Inc. 2006 Stock Incentive Plan (“Plan”) Restricted Share Unit Award Agreement (“Award Agreement”) or other Award Agreement or Plan provisions. The Restricted Shares generally are not transferable until my interest becomes vested and nonforfeitable, pursuant to the Award Agreement and the Plan.

5.             Fair market value:

The fair market value at the time of transfer (determined without regard to any restrictions other than restrictions which by their terms never will lapse) of the Restricted Shares with respect to which I am making this election is $        per share.

6.             Amount paid for Restricted Shares:

The amount I paid for the Restricted Shares is $        per share.

7.             Furnishing statement to employer:

A copy of this statement has been furnished to my employer,                             .  If the transferor of the Restricted Shares is not my employer, that entity also has been furnished with a copy of this statement.

8.             Award Agreement or Plan not affected:

Nothing contained herein shall be held to change any of the terms or conditions of the Award Agreement or the Plan.

Dated:                           , 200   .

Taxpayer

EXHIBIT C

SRS LABS, INC.
2006 STOCK INCENTIVE PLAN

Designation of Beneficiary

In connection with Awards granted pursuant to the Company’s 2006 Stock Incentive Plan (the “Plan”), I hereby designate the person specified below as the beneficiary upon my death of my interest in Awards as defined in the Plan.  This designation shall remain in effect until revoked in writing by me.

Name of Beneficiary:

Address:

Social Security No.:

This beneficiary designation relates to any and all of my rights under the following Award or Awards:

☐                  any Award that I have received or ever receive under the Plan.

☐                  the                                   Award that I received pursuant to an award agreement dated                       ,        between myself and the Company.

I understand that this designation operates to entitle the above-named beneficiary, in the event of my death, to any and all of my rights under the Award(s) designated above from the date this form is delivered to the Company until such date as this designation is revoked in writing by me, including by delivery to the Company of a written designation of beneficiary executed by me on a later date.

Date:

By:
(Signature)

Name of Participant:
(Print Name)

Sworn to before me this

day of , 20

Notary Public
County of
State of